EXHIBIT 8.1
TAX OPINION OF BRUNINI, GRANTHAM, GROWER & HEWES, PLLC

Louis G. Fuller E-mail: lfuller@brunini.com Direct: 601.960.6874	1400 Trustmark Building 248 East Capitol Street Jackson, Mississippi 39201 Telephone: 601.948.3101	Post Office Drawer 119 Jackson, Mississippi 39205 Facsimile: 601.960.6902

June 22, 2006
Trustmark Corporation
248 East Capitol Street
Jackson, MS 39201
Ladies and Gentlemen:
     We have acted as counsel to Trustmark Corporation, a Mississippi corporation (“Trustmark”), in connection with the planned merger (the “Merger”) of Republic Bancshares of Texas, Inc., a Texas corporation (“Republic”), with and into Trustmark pursuant to the Agreement and Plan of Reorganization dated as of April 13, 2006, as amended by the First Amendment to the Agreement and Plan of Reorganization dated as of May 16, 2006 by and between Trustmark and Republic (collectively, the “Agreement”) as described in the Registration Statement on Form S-4 of Trustmark filed in connection with the Merger (the “Registration Statement”). All capitalized terms used and not other otherwise defined herein have the meanings provided in the Agreement.
     For purposes of this opinion, we have reviewed the Agreement and such other documents and matters of law and fact as we have considered necessary or appropriate, and we have assumed, with your consent, the following:
(i)	The Merger will be completed in the manner set forth in the Agreement and the Registration Statement, and

(ii)	The representations contained in the letters of representation from Trustmark and Republic to us were true and complete when made and will be true and complete at the Effective Time, in each case without regard to any qualifications as to knowledge, belief or intent.
     On the basis of the foregoing, and our consideration of such other matters of fact and law as we have deemed necessary or appropriate, it is our opinion, under presently applicable federal income tax law which may change prior to the Effective Time, that:

Trustmark Corporation
June 22, 2006

(i)	The Merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

(ii)	Each of Trustmark and Republic will be a party to the reorganization within the meaning of Section 368(b) of the Code.
     This opinion is limited to the federal income tax laws of the United States and does not purport to discuss the consequences or effectiveness of the Merger under any other laws.
     We hereby consent to the reference to us under the heading “Material Federal Income Tax Consequences” in the Registration Statement and the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely yours,

Brunini, Grantham, Grower & Hewes, pllc

/s/ Louis G. Fuller